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                                                                  Exhibit 23.2

                        [Letterhead of Coopers & Lybrand]


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in Amendment No. 1 to this registration statement on Form S-4, of our reports dated October 24, 1996, on our audits of the consolidated financial statements and financial statement schedule of Lucent Technologies Inc. and subsidiaries as of September 30, 1996 and December 31, 1995, and for the nine-month period ended September 30, 1996 and the years ended December 31, 1995 and 1994, which reports are included or incorporated by reference in the Company's Transition Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts."



                                   /s/ Coopers & Lybrand L.L.P.


New York, New York
December 18, 1997